UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

     CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
March 22, 2006

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place Santa Ana, CA 92799-5125 (Address, including zip code of Registrant’s principal executive offices) Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On July 29, 2004, we entered into a revolving accounts receivable-based financing agreement in the U.S., which provides for up to $500 million in borrowing capacity secured by substantially all U.S.-based receivables, with General Electric Capital Corporation (the “Lender”). On March 22, 2006, we amended such agreement (the “Amendment”) as follows: (1) the definitions of “Consolidated EBITDA” and “Non-Recurring Restructuring Charges” were conformed to the definitions contained in our Credit Agreement (as defined below), resulting in the modification of a financial covenant, (2) the amount of the Lender’s commitment that we are entitled to request was increased for a specified period, and (3) pricing terms were reduced.

      The description of the provisions of the Amendment set forth above is qualified in its entirety by reference to the full and complete terms contained in the Amendment, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.

      The description of the provisions of our $175,000,000 credit agreement (the “Credit Agreement”) with The Bank of Nova Scotia, as administrative agent, ABN AMRO Bank N.V., as syndication agent, and the lenders party thereto, is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to the Form 8-K filed on August 2, 2005 and incorporated into this Item 1.01 by reference.

     Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 dated as of March 22, 2006 to Receivables Sale Agreement and Receivables Funding Agreement dated as of July 29, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd

Name:	Larry C. Boyd
Title:	Senior Vice President, Secretary and General Counsel

Date: March 28, 2006